Exhibit 4.5

FOURTH SUPPLEMENTAL INDENTURE

dated as of July 8, 2004

to the

INDENTURE

dated as of February 5, 2003

among

CASCADES INC.,

as the Company,

THE SUBSIDIARY GUARANTORS named therein, and

THE BANK OF NEW YORK,

as Trustee,

as amended

FOURTH SUPPLEMENTAL INDENTURE (this “Fourth Supplemental Indenture”), dated as of July 8, 2004, among CASCADES INC. (the “Company”), SCIERIE LEMAY INC., a Quebec company (the “New Subsidiary Guarantor”), the existing Subsidiary Guarantors under the Indenture referred to below (the “Existing Subsidiary Guarantors”), and THE BANK OF NEW YORK, a national banking corporation, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of February 5, 2003, as amended by the First Supplemental Indenture, dated as of May 20, 2003, the Second Supplemental Indenture, dated as of December 30, 2003, and the Third Supplemental Indenture, dated as of March 16, 2004 (as so amended, the “Indenture”), providing for the issuance of the Company’s 7¼% Senior Notes due 2013 (the “Notes”);

WHEREAS, the Company has issued and outstanding $550,000,000 of Notes under the Indenture;

WHEREAS, Section 4.19(a) of the Indenture provides that the Company shall cause each of its Canadian and U.S. Restricted Subsidiaries to execute and deliver to the Trustee Subsidiary Guarantees;

WHEREAS, the New Subsidiary Guarantor is a Canadian Restricted Subsidiary of the Company;

WHEREAS, Section 9.01 of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture without the consent of any holder of a Note to add additional Subsidiary Guarantees with respect to the Notes as provided or permitted under the Indenture; and

WHEREAS, pursuant to Sections 4.19(a), 9.01, 9.06 and 10.03 of the Indenture, the Trustee, the Company, the Existing Subsidiary Guarantors and the New Subsidiary Guarantor are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Existing Subsidiary Guarantors, the New Subsidiary Guarantor, and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.             Definitions. (a) Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(b)           For all purposes of this Fourth Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires:  (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture; and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this Fourth Supplemental Indenture refer to this Fourth Supplemental Indenture as a whole and not to any particular section hereof.

2.             Agreement to Guarantee.  The New Subsidiary Guarantor hereby agrees, jointly and severally with all other Subsidiary Guarantors, to guarantee the Company’s obligations under the Notes on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Indenture.  From and after the date hereof, the New Subsidiary Guarantor shall be a Subsidiary Guarantor for all purposes under the Indenture and the Notes.

3.             Ratification of Indenture; Fourth Supplemental Indenture Part of Indenture.  Except as expressly amended hereby, the Indenture is, in all respects, ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Fourth Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4.             Miscellaneous.

4.1           Governing Law.  THIS FOURTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

4.2           Trustee Makes No Representation.  The Trustee makes no representation as to the validity or sufficiency of this Fourth Supplemental Indenture, or for or in respect of the recitals contained herein.

4.3           Counterparts.  The parties may sign any number of copies of this Fourth Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

4.4           Effect of Headings.  The Article and Section headings herein are for convenience only and shall not affect the construction thereof.

4.5           Conflict with TIA.  If any provision of this Fourth Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA, that is required under the TIA to be part of and govern any provision of this Fourth Supplemental Indenture, the provision of the TIA shall control.  If any provision of this Fourth Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provisions of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Fourth Supplemental Indenture, as the case may be.

4.6           Severability.  In case any provision of this Fourth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

4.7           No Third Party Beneficiaries.  Nothing in this Fourth Supplemental Indenture, the Indenture, or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder, and the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Fourth Supplemental Indenture or the Notes.

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IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the date first above written.

Company:

CASCADES INC.

By:		/s/ Robert F. Hall
	Name:	Robert F. Hall
	Title:	Vice President, Legal Affairs and Corporate Secretary

New Subsidiary Guarantor:

SCIERIE LEMAY INC.

By:		/s/ Robert F. Hall
	Name:	Robert F. Hall
Title:

Existing Subsidiary Guarantors:

CADMUS AND CASCADES RECYCLING, INC.
CASCADES AGRI-PAK, INC.
CASCADES AUBURN FIBER INC.
CASCADES BOXBOARD GROUP INC.
CASCADES BOXBOARD U.S. HOLDINGS, INC.
CASCADES BOXBOARD U.S., INC.
CASCADES CANADA INC.
CASCADES DIAMOND, INC.
CASCADES FINE PAPERS GROUP (SALES) INC.
CASCADES FINE PAPERS GROUP (USA) INC.
CASCADES FINE PAPERS GROUP INC.
CASCADES FINE PAPERS GROUP THUNDER BAY INC.
CASCADES MOULDED PULP, INC.
CASCADES PLASTICS INC.
CASCADES SPG HOLDING INC.
CASCADES TISSUE GROUP - ARIZONA INC.
CASCADES TISSUE GROUP - IFC DISPOSABLES INC.
CASCADES TISSUE GROUP - MECHANICVILLE INC.
CASCADES TISSUE GROUP - NEW YORK INC.
CASCADES TISSUE GROUP - NORTH CAROLINA INC.
CASCADES TISSUE GROUP - OREGON INC.
CASCADES TISSUE GROUP - PENNSYLVANIA INC.
CASCADES TISSUE GROUP - TENNESSEE INC.
CASCADES TISSUE GROUP - WISCONSIN INC.
CASCADES TRANSPORT INC.
CASCADES USA INC.
MARATHON GRAPHIC ART DISTRIBUTOR INC.
W.H. SMITH PAPER CORPORATION
WOOD WYANT INC.
3815285 CANADA INC.
3815315 CANADA INC.

By:	/s/ Robert F. Hall
Name:	Robert F. Hall
Title:	Secretary or Assistant Secretary

Trustee:

THE BANK OF NEW YORK

By:		/s/ Luis Perez
	Name:	Luis Perez
	Title:	Assistant Vice President